Exhibit 99.1

IDT ANNOUNCES MANAGEMENT CHANGES AT CORPORATE AND TELECOM

IDT to Host Conference Call to Discuss Developments

(Newark, NJ; October 26, 2007) IDT Corporation (NYSE: IDT; IDT.C) announced today several changes in management personnel as well as a new executive compensation plan for IDT Telecom. The plan is intended to identify and create incentives for Telecom management to turn around and create enhanced value from the various operations of that division.

The new Telecom management team will be led by Motti Lichtenstein as CEO of IDT Telecom. Motti served as CEO of IDT Telecom during its period of most significant growth. He moves from serving as COO of IDT Corporation to focus on the turnaround of IDT Telecom. Joining Mr. Lichtenstein on the IDT Telecom executive management team will be Mikhail Leibov, who will serve as President, Marcelo Fischer as CFO, Ely Tendler as General Counsel, and Yona Katz as COO. Mr. Leibov headed up the growth of Corbina, IDT’s Russian telecom operation, from its inception through its acquisition by IDT and ultimate sale in fiscal 2007. Mr. Fischer has previously served IDT Corporation as Chief Accounting Officer and CFO. Mr. Tendler has been General Counsel of IDT Telecom since 2004, and will transition out of his role as Chief Legal Officer of IDT Corporation to again focus exclusively on the Telecom division. Mr. Katz has been with IDT Telecom for eight years and took over as CEO of IDT Telecom after Mr. Lichtenstein’s move to the IDT Corporation executive team.

At IDT Corporation, Steve Brown is taking over the role of COO. Mr. Brown previously served as CFO of IDT Corporation and Co-Chairman and President of IDT Entertainment. Mr. Brown brings with him significant management experience and will play a key role in managing and supporting IDT’s operations with a focus on its developing businesses.

IDT’s Board of Directors has also approved an incentive compensation program for IDT Telecom’s executive team and other key employees. The program provides for sharing with Telecom management positive cash flows generated by the businesses they operate or develop, as well as proceeds from monetization of assets and growth in the value created in the Telecom division above agreed upon base values. The incentive plan is accompanied by significant cuts in management compensation and other reductions in SG&A to help bring Telecom’s operations back to profitability.

“We are confident that we have identified the correct management team to turn Telecom around and create value for our shareholders,” said Jim Courter, CEO of IDT. “We have talked extensively about the competitive and other troubles facing IDT Telecom, and the need for a comprehensive program to address those difficulties. The new team includes members who have built and monetized—for significant gain—successful operations in the telecommunications industry, including IDT Telecom during its heyday. With the new incentives, we are confident that this team can lead the turnaround effort and produce value for our shareholders. Subject to oversight by the IDT Corporation Board of Directors and management, we intend to give the new team every chance to succeed and a fair amount of autonomy in its management of Telecom and implementation of their strategic plans.”

“We have made changes at the management level of IDT Corporation and at our largest division in order to utilize the talent we have and focus it on growth, profitability and creation of shareholder value,” said Howard Jonas, Chairman of IDT Corporation. “The new IDT Telecom team, led by Motti and Mikhail, knows how to identify the root cause of problems, fix them and focus on growth and producing predictable, profitable results. At IDT Corporation, we are lucky that Steve has agreed to take on the role of COO. Steve’s broad experience as CFO and as Co-Chairman and President of IDT Entertainment brings discipline as well as the first-hand knowledge of how to build and monetize businesses. We look forward to using his talents in our varied operations.”

“Mikhail and I are pleased with the confidence being placed in our team, and are excited about the challenges ahead,” said Motti Lichtenstein. “We are developing strategic plans to protect and regain our positions as market leaders in the telecommunications arena, increase the value of our franchise and further diversify our operations. Synthesizing Mikhail’s technological and managerial expertise with this team’s historical operational strengths will accelerate our return to strong profitability and create value for the entire IDT family.”

“I am pleased to have taken on a new role at this crucial time for IDT,” said Steve Brown. “I will utilize my experience in running operations to help nurture our smaller businesses through growth, and our larger businesses through increased focus and discipline.”

IDT CONFERENCE CALL INFORMATION

IDT will host a conference call on Monday October 29, 2007, at 4:30 p.m. Eastern time to discuss these recent developments. Members of management will be available to address questions by participants in the call.

•	From the U.S., please dial (800) 230-1085.

•	International callers, please dial (612) 332-0226.

•	Replay available for one week at

•	(800) 475-6701, Conference ID: 892539 for domestic callers,

•	or (320) 365-3844, Conference ID: 892539 for international callers.

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Webcast of the conference call is available at the direct link www.vcall.com/IC/CEPage.asp?ID=122519. An archived copy of the call will be available on the IDT Website, in the Investor Relations section’s Presentations for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation is an innovative and opportunity seeking multinational holding company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, receivables portfolio management and collection, ethnic food distribution, brochure distribution,

Internet Mobile Group, Net2Phone Ventures and other initiatives. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited tom, the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Contact	Media Contact
Michael Rapaport	Michael Glassner
973-438-4408	973-438-3553

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